Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS SECOND QUARTER 2010 RESULTS
MIAMI, July 23, 2010 — Ryder System, Inc. (NYSE: R)
•	Q2 Continuing Operations EPS Increase 21% to $0.58

•	Q2 Total Revenue Up 6%; Operating Revenue Grows 2%

•	Full-Year Comparable EPS Forecast Raised $0.15 to a Range of $2.00 to $2.10
          Ryder System, Inc. (NYSE: R), a leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) from continuing operations of $0.58 for the three-month period ended June 30, 2010, up 21% from EPS of $0.48 in the year-earlier period. Earnings from continuing operations were $30.6 million, up 13% from $27.1 million in the year-earlier period. The increase in earnings reflects the impact of stronger results in the Company’s Supply Chain Solutions (SCS) and Fleet Management Solutions (FMS) business segments. Improved SCS business segment results were driven by stronger automotive volumes. Improved FMS business segment results were driven primarily by better commercial rental performance and improved used vehicle sales results. These increases were partially offset by lower full service lease fleet levels resulting from the cumulative impact of customer fleet reductions, and increased maintenance costs due to fleet aging. EPS growth exceeded earnings growth due to the impact of previously announced share repurchase programs.
          Total revenue for the second quarter of 2010 was $1.29 billion, up 6% from $1.21 billion in the same period last year. Total revenue comparisons benefited from higher fuel cost pass throughs and, to a much lesser extent, favorable exchange rate movements. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation), was $1.04 billion, up 2% compared with $1.02 billion in the year-earlier period. FMS business segment total revenue increased 4% due primarily to higher fuel services revenue. FMS operating revenue decreased 1% due to lower full service lease revenue, driven by customer fleet downsizing, substantially offset by higher commercial rental revenue. SCS business segment total revenue increased 12%

and operating revenue increased 7% due to improved automotive volumes and favorable foreign exchange rate movements, partially offset by prior-year contract rationalizations. Dedicated Contract Carriage (DCC) business segment total revenue increased 6% and operating revenue increased 4%, reflecting the pass through of higher fuel costs and increased freight volumes.
          In 2009, the Company discontinued SCS operations in South America and Europe. Accordingly, results of these operations are reported as discontinued operations for all periods presented. EPS from discontinued operations totaled a loss of $0.02 in the second quarter of 2010, compared with a loss of $0.07 in the same period of the prior year.
          Net earnings per diluted share (including discontinued operations) for the three-month period ended June 30, 2010 were $0.56 versus $0.41 in the year-earlier period. Net earnings for the second quarter of 2010 were $29.8 million versus $22.9 million in the year-earlier period.
          Ryder Chairman and CEO Greg Swienton said, “We saw steady progress throughout the quarter in many areas of our business. Earnings growth was much stronger than we anticipated as we saw further improvement in the early indicators of recovery within our business that began to emerge in the first quarter. In Fleet Management Solutions, we experienced: a further increase in lease miles driven per unit; higher commercial rental demand, utilization and pricing; and improved used vehicle pricing. This was somewhat offset, however, as the average size of our full service lease fleet continued to decline, reflecting the cumulative impact of ongoing customer fleet downsizing. In Supply Chain Solutions, the continuing recovery of automotive activity drove increased revenue and significantly improved earnings.”
          “Additionally, our consistently solid balance sheet and strong cash flow enabled us to continue repurchasing shares under the previously announced stock buyback programs and once again raise our dividend, as we announced a week ago.”
Year-to-Date Operating Results
          Revenue for the six months ended June 30, 2010 was $2.51 billion, up 5% from $2.39 billion in the same period of 2009. Operating revenue (revenue excluding FMS fuel and all subcontracted transportation) for the first six months of 2010 was $2.02 billion, up 1% from $2.01 billion in the first six months of 2009. Ryder’s 2010 year-to-date earnings from continuing operations were $43.5 million, compared with $38.0 million in the year-earlier period. EPS from continuing operations were $0.82 for the first six months of 2010 compared with $0.68 for the same period of 2009. Comparable year-to-date earnings from continuing operations were flat at $43.5 million, and comparable EPS from continuing operations were up 5% to $0.82, from $0.78 in the year-earlier period. Comparable year-to-date earnings and EPS from continuing operations exclude restructuring and other items in 2009. Year-to-date net earnings, including discontinued operations, were $42.2 million, compared with $29.7 million in the year-earlier period. EPS were $0.79 for the first six months of 2010 compared with $0.53 for the same period of 2009.
Second Quarter Business Segment Operating Results
          Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT) from continuing operations, allocates Central Support Services to each business segment and excludes restructuring and other items.
Fleet Management Solutions
          Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, financing, maintenance, management, and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address short-term capacity needs.
          In the FMS business segment, total revenue in the second quarter of 2010 was $931.2 million, up 4% compared with the year-earlier period. Fuel services revenue in the second quarter of 2010 increased 24% compared with the same period in 2009 due to higher fuel cost pass throughs. Operating revenue (revenue excluding fuel) in the second quarter of 2010 was $709.0 million, down 1% compared with the year-earlier period. Contractual revenue, which includes full service lease and contract maintenance, decreased 5% in the second quarter of 2010 because of the cumulative impact of ongoing customer fleet downsizing. Commercial rental revenue increased 20% reflecting improving global market demand as well as higher pricing. Rental fleet utilization improved by 920 basis points to 78% in the second quarter of 2010.
          The FMS business segment’s NBT was $46.2 million in the second quarter of 2010, up 12% compared with $41.4 million in the same period of 2009. This increase reflected better commercial rental performance, improved used vehicle sales results, and lower retirement plan expense. These items were partially offset by lower North American full service lease results, compensation expense, as well as increased vehicle depreciation expense resulting from residual value changes. Commercial rental performance improved as a result of increasing market demand as well as higher pricing. Used vehicle sales results were favorably impacted by higher pricing, as well as lower average quarterly inventory levels compared with the prior-year period. As expected, retirement plan expense decreased in the second quarter of 2010, primarily due to better investment performance in 2009 versus 2008. Full service lease results continued to be adversely impacted by the cumulative effects of the long-term economic decline, which have resulted in downsizing of customer fleets, as well as increased maintenance costs on a relatively older fleet. Additionally, full service lease results reflect customer caution about making longer-term commitments, considering the uncertainty of continued economic recovery. However, lease mileage comparisons improved reflecting increased usage of existing fleets. Business segment NBT as a percentage of operating revenue was 6.5% in the second quarter of 2010, up 70 basis points compared with 5.8% in the same quarter a year ago.
Supply Chain Solutions
          Ryder’s Supply Chain Solutions (SCS) business segment offers a broad range of innovative logistics management services that are designed to optimize a customer’s supply chain and address key customer business requirements. These solutions involve strategically designed processes that direct the movement of materials, and related information from the acquisition of raw materials to the delivery of finished products to the end user.
          In the SCS business segment, second quarter 2010 total revenue was $310.1 million, up 12% from $275.9 million in the comparable period in 2009. Second quarter 2010 operating revenue (revenue excluding subcontracted transportation) was $249.9 million, up 7% compared with $233.5 million in the comparable period a year ago. SCS total revenue and operating revenue comparisons benefited from improved automotive volumes and a favorable foreign exchange rate impact of 2%, partially offset by contract rationalizations from the prior year.
          The SCS business segment’s NBT in the second quarter of 2010 doubled to $12.6 million from $6.2 million in the same quarter of 2009, driven by improved automotive volumes, the impact of prior-year contract rationalizations, and better operating performance in the high-tech and consumer industries. These items were partially offset by higher compensation expense. Second quarter 2010 NBT for the business segment as a percentage of operating revenue was 5.0%, up 230 basis points compared with 2.7% in the same quarter of 2009.
Dedicated Contract Carriage
          Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management, and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs, including routing and scheduling, specialized driver services, and logistics engineering support.
          In the DCC business segment, second quarter 2010 total revenue of $123.0 million was up 6% compared with $116.0 million in the second quarter of 2009. Operating revenue (revenue excluding subcontracted transportation) in the second quarter of 2010 was $118.6 million, up 4% compared with $113.5 million in the year-earlier period. Total revenue and operating revenue increased due to the pass-through of higher fuel costs and improved freight volumes.
          The DCC business segment’s NBT in the second quarter of 2010 was $8.4 million, down 21% compared with $10.7 million in the second quarter of 2009. Business segment NBT was impacted by higher self-insurance costs from unfavorable developments related to prior-year claims, compensation expense, as well as investments associated with new technology initiatives. These negative impacts were partially offset by earnings on higher customer volumes. Business segment NBT as a percentage of operating revenue was 7.1% in the second quarter of 2010, down 230 basis points compared with 9.4% in the year-earlier period.
Corporate Financial Information
Central Support Services
          Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. Most CSS costs are allocated to the various business segments. In the second quarter of 2010, CSS costs were $45.6 million, up from $40.1 million in the year-earlier period reflecting increased compensation expense, technology investments, and professional services.

Income Taxes
          The Company’s effective income tax rate from continuing operations for the second quarter of 2010 was 41.4% of pre-tax earnings compared with 40.3% in the year-earlier period. The increase in the tax rate for the second quarter of 2010 reflects higher contingent tax accruals, partially offset by the benefit of higher earnings.
Capital Expenditures
          In Ryder’s business, capital expenditures are generally used to purchase revenue earning equipment (trucks, tractors, and trailers) primarily to support the full service lease product line and secondarily to support the commercial rental product line within Ryder’s FMS business segment. The level of capital required to support the full service lease product line typically varies directly with customer contract signings for replacement vehicles and growth. These contracts are long-term agreements that result in ongoing revenues and cash flows to Ryder, typically over a three- to ten-year term. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
          As planned, year-to-date capital expenditures from continuing operations increased to $630.4 million through the second quarter of 2010, compared with $342.0 million in the same period of 2009. Net capital expenditures (including proceeds from the sale of assets) from continuing operations were $527.0 million, up from $242.7 million in the same period of 2009. The increase in capital expenditures primarily reflects investment to refresh and modestly grow the commercial rental fleet.
Cash Flow
          Operating cash flow from continuing operations through June 30, 2010 was $531.2 million, up from $512.3 million in the same period of 2009. Total cash generated (including proceeds from used vehicle sales) from continuing operations through June 30, 2010, was $667.5 million, compared with $648.6 million in the same period of 2009. Free cash flow from continuing operations through June 30, 2010 was $123.1 million, down from $257.4 million for the same period of 2009, primarily due to increased vehicle spending.

          The Company has in place a $100 million share repurchase program and a two million share anti-dilutive repurchase program. In the second quarter of 2010, the Company repurchased and retired approximately 723,000 shares at an aggregate cost of $32.6 million. To date, under the existing programs, a total of 1.4 million shares have been repurchased at an aggregate cost of $57.7 million.
Leverage
          Balance sheet debt as of June 30, 2010 decreased by $25.6 million compared with year-end 2009, due primarily to the utilization of free cash flow to repay debt, partially offset by share repurchases. The leverage ratio for balance sheet debt as of June 30, 2010 was 180%, compared with 175% at year-end 2009. Total obligations to equity as of June 30, 2010 were 188%, compared with 183% at year-end 2009. The Company now anticipates total obligations to equity at year end 2010 to be approximately 190%, below its target range of 250% to 300%.
2010 Outlook
          Commenting on Ryder’s outlook, Mr. Swienton said, “Our original 2010 business plan contemplated a moderate improvement in the overall economy and freight environment in the second half of this year. The positive leading indicators that began to emerge in our business during the first quarter strengthened and became more stable throughout the second quarter, reflecting some improving market conditions and demand. In many cases, our customers still remain cautious, and our full service lease product, which typically lags our other product lines during a recovery, has not yet exhibited a return to growth. Nevertheless, full service lease should benefit from new business sold, and the potential stabilization of existing customer lease fleet declines by year end. We expect commercial rental and used vehicle sales to continue to perform well. We also anticipate a continuing stable automotive environment and better high-tech and consumer industry performance for the balance of the year. Taking all of these factors into consideration, we are confident that we can deliver on our increased earnings growth objectives for 2010. Therefore, we are raising our full-year 2010 earnings forecast by $0.15 to a new range of $2.00 to $2.10 per share. Additionally, we are forecasting third quarter 2010 EPS of $0.62 to $0.67.”

About Ryder
          Ryder is a FORTUNE 500® commercial transportation, logistics and supply chain management solutions company. Ryder’s stock (NYSE: R) is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. Inbound Logistics magazine has recognized Ryder as the top third party logistics provider, and Security magazine has named Ryder the number-one company for security practices in the transportation, logistics, supply chain, and warehousing sector. Ryder is a proud member of the American Red Cross Annual Disaster Giving Program, supporting national and local disaster preparedness and response efforts. For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, a slowdown of the economic recovery and deterioration in freight demand, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, decline in economic and market conditions affecting contractual lease demand, changes in market demand in the commercial rental market and the sale of used vehicles, customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions (SCS) business segment, unexpected reserves or write-offs due to the deterioration of the credit worthiness or bankruptcy of customers, changes in financial, tax or regulatory requirements or changes in customers’ business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs resulting from volatile financial markets, unfavorable market conditions affecting the timing and impact of share repurchases, lack of accretive acquisition opportunities, inability to achieve planned synergies and customer retention levels from acquisitions, labor strikes or work stoppages affecting our or our customers’ business operations, adequacy of accounting estimates, reserves and accruals particularly with respect to pension, taxes, insurance and revenue, changes in general economic conditions, a decline in pension plan returns, changes in obligations relating to multi-employers plans, sudden or unusual changes in fuel prices, our ability to manage our cost structure, new accounting pronouncements, rules or interpretations, changes in government regulations including regulations regarding vehicle emissions and the risks described in our filings with the Securities and Exchange Commission. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the Investors area of our website at www.ryder.com.
Conference Call and Webcast Information:
Ryder’s earnings conference call and webcast is scheduled for Friday, July 23, 2010, from 11:00
a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg
Swienton and Executive Vice President and Chief Financial Officer Robert Sanchez.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the

Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG5690265 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-947-6766 (outside U.S. dial 1-203-369-3975), then view the presentation by visiting the Investors area of Ryder’s website at http://investors.ryder.com. A podcast of the call will also be available online within 24 hours after the end of the call at http://investors.ryder.com .

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS — UNAUDITED
Periods ended June 30, 2010 and 2009
(In millions, except per share amounts)

	Three Months		Six Months
	2010	2009	2010	2009
Revenue	$1,286.1	1,212.0	$2,506.1	2,386.4

Operating expense	611.5	544.0	1,189.1	1,078.6
Salaries and employee-related costs	310.2	304.9	615.0	606.1
Subcontracted transportation	64.6	44.8	124.9	86.0
Depreciation expense	206.8	223.5	417.8	445.1
Gains on vehicle sales, net	(6.6)	(2.4)	(11.1)	(5.8)
Equipment rental	16.6	16.8	33.1	32.1
Interest expense	31.2	36.6	64.5	74.7
Miscellaneous income, net	(0.3)	(1.4)	(1.8)	(0.7)
Restructuring and other (recoveries) charges, net	—	(0.2)	—	2.6

	1,233.9	1,166.7	2,431.4	2,318.7

Earnings from continuing operations before income taxes	52.2	45.3	74.7	67.8
Provision for income taxes	(21.6)	(18.3)	(31.2)	(29.8)

Earnings from continuing operations	30.6	27.1	43.5	38.0
Loss from discontinued operations, net of tax	(0.8)	(4.2)	(1.3)	(8.3)

Net earnings	$29.8	22.9	$42.2	29.7

Earnings (loss) per common share — Diluted
Continuing operations	$0.58	0.48	$0.82	0.68
Discontinued operations	(0.02)	(0.07)	(0.03)	(0.15)

Net earnings	$0.56	0.41	$0.79	0.53

Weighted-average shares outstanding — Diluted	52.3	55.4	52.5	55.3

Memo:
Comparable earnings per share from continuing operations:

EPS from continuing operations	$0.58	0.48	$0.82	0.68
International asset impairment	—	—	—	0.07
Restructuring charges	—	—	—	0.03

Comparable EPS from continuing operations	$0.58	0.48	$0.82	0.78

Note:	Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS — UNAUDITED
PRELIMINARY AND SUBJECT TO RECLASSIFICATION
(Dollars in millions)

	June 30,	December 31,
	2010	2009
Assets:

Cash and cash equivalents	$108.4	98.5
Other current assets	799.1	781.8
Revenue earning equipment, net	4,246.0	4,178.7
Operating property and equipment, net	542.9	543.9
Other assets	641.6	656.9

	$6,338.1	6,259.8

Liabilities and shareholders’ equity:

Short-term debt and current portion of long-term debt	$380.9	232.6
Other current liabilities	789.5	617.7
Long-term debt	2,091.2	2,265.1
Other non-current liabilities (including deferred income taxes)	1,701.8	1,717.5
Shareholders’ equity	1,374.7	1,427.0

	$6,338.1	6,259.8

SELECTED KEY RATIOS AND METRICS

	June 30,	December 31,
	2010	2009
Debt to equity	180%	175%
Total obligations to equity *	188%	183%

	Six months ended June 30,
	2010	2009
Cash provided by operating activities from continuing operations	$531.2	512.3
Free cash flow*	123.1	257.4
Capital expenditures paid	544.4	391.2
Capital expenditures (accrual basis)	630.4	342.0

	Twelve months ended June 30,
	2010	2009
Return on average shareholders’ equity	5.3%	7.3%
Return on average assets	1.2%	1.6%
Adjusted average return on capital *	4.2%	5.9%

*	Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

Note:	Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2010 and 2009
(Dollars in millions)

	Three Months			Six Months
	2010	2009	B(W)	2010	2009	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$482.5	504.7	(4)%	$961.9	996.3	(3)%
Contract maintenance	39.9	42.3	(6)%	79.7	83.7	(5)%

Contractual revenue	522.4	547.0	(5)%	1,041.5	1,080.0	(4)%
Contract-related maintenance	39.9	40.8	(2)%	80.1	85.8	(7)%
Commercial rental	130.1	108.6	20%	231.6	207.8	11%
Other	16.7	16.2	3%	33.2	32.2	3%
Fuel	222.2	178.7	24%	428.7	349.0	23%

Total Fleet Management Solutions	931.2	891.3	4%	1,815.2	1,754.8	3%
Supply Chain Solutions	310.1	275.9	12%	604.3	543.1	11%
Dedicated Contract Carriage	123.0	116.0	6%	239.4	231.1	4%
Eliminations	(78.2)	(71.1)	(10)%	(152.7)	(142.6)	(7)%

Total revenue	$1,286.1	1,212.0	6%	$2,506.1	2,386.4	5%

Operating Revenue: *
Fleet Management Solutions	$709.0	712.6	(1)%	$1,386.4	1,405.8	(1)%
Supply Chain Solutions	249.9	233.5	7%	488.1	461.9	6%
Dedicated Contract Carriage	118.6	113.5	4%	230.6	226.3	2%
Eliminations	(40.4)	(41.8)	3%	(80.4)	(85.3)	6%

Total operating revenue	$1,037.1	1,017.8	2%	$2,024.7	2,008.7	1%

Business segment earnings:
Earnings from continuing operations before income taxes:
Fleet Management Solutions	$46.2	41.4	12%	$67.9	71.4	(5)%
Supply Chain Solutions	12.6	6.2	101%	19.6	7.8	152%
Dedicated Contract Carriage	8.4	10.7	(21)%	15.8	20.9	(24)%
Eliminations	(5.1)	(4.8)	(7)%	(9.9)	(10.5)	6%

	62.1	53.5	16%	93.4	89.6	4%
Unallocated Central Support Services	(9.9)	(8.3)	(18)%	(18.7)	(15.3)	(22)%

Earnings from continuing operations before restructuring, other items and income taxes	52.2	45.2	16%	74.7	74.3	1%
Restructuring and other recoveries (charges), net and other items	—	0.2	NM	—	(6.5)	NM

Earnings from continuing operations before income taxes	52.2	45.3	15%	74.7	67.8	10%
Provision for income taxes	(21.6)	(18.3)	(18)%	(31.2)	(29.8)	(5)%

Earnings from continuing operations	$30.6	27.1	13%	$43.5	38.0	14%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2010 and 2009
(Dollars in millions)

	Three Months			Six Months
	2010	2009	B(W)	2010	2009	B(W)
Fleet Management Solutions

Total revenue	$931.2	891.3	4%	$1,815.2	1,754.8	3%
Fuel revenue	(222.2)	(178.7)	24%	(428.7)	(349.0)	23%

Operating revenue *	$709.0	712.6	(1)%	$1,386.4	1,405.8	(1)%

Segment earnings before income taxes	$46.2	41.4	12%	$67.9	71.4	(5)%

Earnings before income taxes as % of total revenue	5.0%	4.6%		3.7%	4.1%

Earnings before income taxes as % of operating revenue *	6.5%	5.8%		4.9%	5.1%

Supply Chain Solutions

Total revenue	$310.1	275.9	12%	$604.3	543.1	11%
Subcontracted transportation	(60.2)	(42.3)	42%	(116.2)	(81.2)	43%

Operating revenue *	$249.9	233.5	7%	$488.1	461.9	6%

Segment earnings before income taxes	$12.6	6.2	101%	$19.6	7.8	152%

Earnings before income taxes as % of total revenue	4.1%	2.3%		3.2%	1.4%

Earnings before income taxes as % of operating revenue *	5.0%	2.7%		4.0%	1.7%

Memo: Fuel costs	$19.9	15.1	(32)%	$38.4	29.4	(31)%

Dedicated Contract Carriage

Total revenue	$123.0	116.0	6%	$239.4	231.1	4%
Subcontracted transportation	(4.4)	(2.5)	75%	(8.7)	(4.8)	82%

Operating revenue *	$118.6	113.5	4%	$230.6	226.3	2%

Segment earnings before income taxes	$8.4	10.7	(21)%	$15.8	20.9	(24)%

Earnings before income taxes as % of total revenue	6.9%	9.2%		6.6%	9.1%

Earnings before income taxes as % of operating revenue *	7.1%	9.4%		6.9%	9.2%

Memo: Fuel costs	$21.2	16.7	(27)%	$40.6	32.7	(24)%

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(Dollars in millions)

	Three months ended June 30,		Six months ended June 30,
OPERATING REVENUE RECONCILIATION	2010	2009	2010	2009
Total revenue	$1,286.1	1,212.0	$2,506.1	2,386.4
Fuel services and subcontracted transportation revenue	(286.8)	(223.5)	(553.7)	(435.0)
Fuel eliminations	37.7	29.3	72.3	57.3

Operating revenue *	$1,037.1	1,017.8	$2,024.7	2,008.7

	June 30,		December 31,
DEBT TO EQUITY RECONCILIATION	2010	% to Equity	2009	% to Equity
On-balance sheet debt	$2,472.1	180%	2,497.7	175%
Off-balance sheet debt — PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	112.7		118.8

Total obligations *	$2,584.8	188%	2,616.5	183%

	Six months ended June 30,
CASH FLOW RECONCILIATION	2010	2009
Net cash provided by operating activities from continuing operations	$531.2	512.3
Proceeds from sales (primarily revenue earning equipment)	103.4	99.4
Collections on direct finance leases	30.9	36.9
Other, net	2.0	—

Total cash generated *	667.5	648.6
Capital expenditures	(544.4)	(391.2)

Free cash flow *	$123.1	257.4

	Twelve months ended June 30,
RETURN ON CAPITAL RECONCILIATION	2010	2009
Net earnings (12-month rolling period)	$74.6	110.6
+ Restructuring and other items	21.2	72.7
+ Income taxes	55.2	94.0

Adjusted earnings before income taxes	151.0	277.3
+ Adjusted interest expense (b)	137.3	163.6
- Adjusted income taxes	(117.4)	(172.3)

= Adjusted net earnings for ROC (numerator)	$171.0	268.6

Average total debt	$2,510.0	2,870.8
Average off-balance sheet debt	125.9	158.2
Average shareholders’ equity	1,420.6	1,519.9
Adjustment to equity (c)	8.8	18.6

Adjusted average total capital (denominator)	$4,065.3	4,567.5

Adjusted average ROC *	4.2%	5.9%

Notes:

(a)	Discounted at the incremental borrowing rate at lease inception.

(b)	Interest expense includes implied interest on off-balance sheet vehicle obligations.

(c)	Represents comparable earnings items for those periods.

*	Non-GAAP financial measure

Note: Amounts may not be additive due to rounding.

Certain prior period amounts have been reclassified to conform to current year presentation.

RYDER SYSTEM, INC. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — PRELIMINARY AND UNAUDITED
(In millions, except per share amounts)

	Three Months			Six Months
	2009			2009
	Reported		Comparable	Reported		Comparable
	Earnings	Adjustments	Earnings	Earnings	Adjustments	Earnings
Revenue	$1,212.0	—	1,212.0	$2,386.4	—	2,386.4

Operating expense	544.0		544.0	1,078.6		1,078.6
Salaries and employee-related costs	304.9		304.9	606.1		606.1
Subcontracted transportation	44.8		44.8	86.0		86.0
Depreciation expense (a)	223.5		223.5	445.1	(3.9)	441.2
Gains on vehicle sales, net	(2.4)		(2.4)	(5.8)		(5.8)
Equipment rental	16.8		16.8	32.1		32.1
Interest expense	36.6		36.6	74.7		74.7
Miscellaneous income, net	(1.4)		(1.4)	(0.7)		(0.7)
Restructuring and other (recoveries) charges, net (b)	(0.2)	0.1	(0.1)	2.6	(2.6)	—

	1,166.7	0.1	1,166.8	2,318.7	(6.5)	2,312.2

Earnings from continuing operations before income taxes	45.3	(0.1)	45.2	67.8	6.5	74.3
Provision for income taxes	(18.3)	0.1	(18.2)	(29.8)	(0.8)	(30.6)

Earnings from continuing operations	$27.1	(0.1)	27.0	$38.0	5.7	43.7

Tax rate on continuing operations	40.3%		40.3%	43.9%		41.2%

Earnings per common share — Diluted:

Continuing operations	$0.48	—	0.48	$0.68	0.10	0.78

Notes regarding adjustments:

(a)	International asset impairment charge.

(b)	Restructuring charges for severance and benefit costs related to workforce reductions.
Note: Amounts may not be additive due to rounding.